Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Fidelity National Title Group, Inc.
We consent to the incorporation by reference in the Registration Statements (No. 333-129016, 333-129886, 333-129310) of Fidelity National Title Group, Inc. of our reports dated March 13, 2006, with respect to the Consolidated and Combined Balance Sheets of Fidelity National Title Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related Consolidated and Combined Statements of Earnings, Comprehensive Earnings, Stockholders’ Equity and Cash Flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedules, which reports appear in the December 31, 2005 annual report on Form 10-K of Fidelity National Title Group, Inc.
/s/ KPMG LLP
March 13, 2006
Jacksonville, Florida
Certified Public Accountants